Signature Notes (a registered service mark of)
John Hancock

$2,400,000,000

Medium-Term Notes

For the Period: 3/13/2006 to 3/20/2006

                                                      Survivor's
  Coupon    Interest         Maturity    Callable     Option       Price(1)  Yield(2)   Moody's   S&P     CUSIP
  ------    ---------        -------     --------     ----------   ------    ------     -------   ---     -------
  FLT (a)   Monthly(+)       4/15/09       NO         YES(ss)      100.00    FLT        Aa3       AA+     41013NJ25
  FLT (b)   Monthly(+)       3/15/11       NO         YES(ss)      100.00    FLT        Aa3       AA+     41013NJ33
  5.300%    Semi-Annual(+++) 3/15/12     3/15/08(++)  YES(ss)      100.00    5.299%     Aa3       AA+     41013NJ41
  FLT (c)   Monthly(+)       3/15/16       NO         YES(ss)      100.00    FLT        Aa3       AA+     41013NJ58
  5.700%    Monthly(+)       3/15/31     3/15/11(++)  YES(ss)      100.00    5.768%     Aa3       AA+     41013NJ66

Settlement Date - Thursday, March 23, 2006
Pricing Supplement as of Monday, March 20, 2006


(+)  First Payment date 4/15/2006
(+++)First Payment date 9/15/2006

(ss) The limit for any individual deceased owner or beneficial interest is $200,000 annually. Limit in aggregate is 1% of outstanding principal amount of SignatureNotes as of the end of the most recent fiscal year. For complete details, see the prospectus.

(a) 12-month percent change in CPI-U + 185 bps, reset monthly, but in no case less than 0%. The initial coupon rate is 5.84%. (Jan. CPI-U 3.99% + Spread 1.85%)
(b) 12-month percent change in CPI-U + 205 bps, reset monthly, but in no case less than 0%. The initial coupon rate is 6.04%. (Jan. CPI-U 3.99% + Spread 2.05%)
(c) 12-month percent change in CPI-U + 220 bps, reset monthly, but in no case less than 0%. The initial coupon rate is 6.19%. (Jan. CPI-U 3.99% + Spread 2.20%)

(++) Callable One Time Only at 100% on the call date above with 30 days notice.

(1)Prices are quoted as a percentage of par.
(2)Yields are quoted on a semi-annual bond equivalent yield basis. All offerings are subject to delivery of the prospectus and the offering circular supplements.

LaSalle Direct Access Notes are sold only by the prospectus or offering circular and related supplement of the individual issuer. To view a prospectus or offering circular, please click the related link(s) above. An investor should read the prospectus or offering circular and related supplement carefully before investing or sending money. This is neither an offer to sell nor the solicitation of an offer to buy any financial instrument.

How to Invest in SignatureNotes.
--------------------------------

Click here to view the current prospectus and related supplement.
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Under no circumstances  shall this information  constitute an offer to sell, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.